Florida Intermediate Tax-Free Bond Fund, Georgia
Tax-Free Bond Fund Maryland, Short-Term Tax-Free Bond Fund, Maryland Tax-Free Bond Fund, New Jersey Tax-Free Bond Fund, New York Tax-Free Bond Fund, Virginia Tax-Free Bond Fund


Removed embedded interest rate swaps and caps from the prospectuses and statement of additional information. Prospectus and statement of additional information dated 7/1/03.